                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): MAY 2, 2001


                        FIRST INTERNATIONAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                      -----


           DELAWARE                     0-22861                  06-1151731
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)



                               280 TRUMBULL STREET
                           HARTFORD, CONNECTICUT 06103
               (Address of Principal Executive Offices) (Zip Code)

                                    ---------

       Registrant's Telephone Number, Including Area Code: (860) 727-0700


                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER MATTERS

         On May 2, 2001, First International Bank (the "Bank"), a wholly-owned subsidiary of First International Bancorp, Inc. (the "Company") announced that it had entered into a definitive agreement with Hudson United Bank, a subsidiary of Hudson United Bancorp, Inc., pursuant to which Hudson United Bank will assume (the "Deposit Sale") approximately $250 million in time deposit accounts of the Bank. These accounts comprise all of the FDIC-insured deposits of the Bank. The Deposit Sale, which is expected to close in July 2001, is subject to the prior approval of the Federal Deposit Insurance Corporation and the Connecticut and New Jersey banking departments. The Company's press release is attached as an exhibit hereto and contains a description of the Deposit Sale.

         As previously announced, on January 15, 2001, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with United Parcel Service, Inc. ("UPS") and its wholly owned subsidiary, Stag Merger Company, Inc. ("Merger Sub"), pursuant to which Merger Sub will merge (the "Merger") with and into the Company, and the Company will become a wholly owned subsidiary of UPS. It is a condition to the closing of the Merger that the Bank sell all of its FDIC-insured deposits. It is expected that the Merger will be completed immediately after the completion of the Deposit Sale.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)        Exhibits:

           99.1      Press Release dated May 2, 2001.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   May 3, 2001                   By:      /s/Shaun P. Williams
                                                --------------------------------
                                                Shaun P. Williams
                                                Executive Vice President and
                                                Chief Financial Officer

                                  EXHIBIT INDEX


           99.1      Press Release dated May 2, 2001.